CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 for SkyWay Communications Holding Corporation, of our report dated July 18, 2003, relating to the financial statements of Sky Way Aircraft Inc. for the year ended April 30, 2003.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
December 29, 2003